Exhibit 99.A

Exhibit A

JOINT FILING AGREEMENT

Each of the persons named below agrees to the joint filing of a Statement on Schedule 13D (including amendments thereto) with respect to the common stock of US BioEnergy Corporation, and further agrees that this Joint Filing Agreement be included as an exhibit to such filings; provided, that, no person shall be responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned has duly executed this Joint Filing Agreement as of this 26th day of December, 2006.

/s/ Roland J. “Ron” Fagen
Roland J. “Ron” Fagen

/s/ Diane Fagen
Diane Fagen

PLATTE VALLEY ENERGY, LLC

By:	/s/ Roland J. “Ron” Fagen

Its:	President

GLOBAL ETHANOL, INC.

By:	/s/ Roland J. “Ron” Fagen

Its:	President